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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-51521

                      WILLIAMS SCOTSMAN INTERNATIONAL, INC.
                  --------------------------------------------
             (Exact name of registrant as specified in its charter)

                             8211 Town Center Drive
                           Baltimore, Maryland, 21236
                                 (410) 931-6000
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)

                          COMMON STOCK, $.01 PAR VALUE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
            --------------------------------------------------------
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   |X|       Rule 12h-3(b)(1)(i)    |X|
           Rule 12g-4(a)(1)(ii)  |_|       Rule 12h-3(b)(1)(ii)   |_|
           Rule 12g-4(a)(2)(i)   |_|       Rule 12h-3(b)(2)(i)    |_|
           Rule 12g-4(a)(2)(ii)  |_|       Rule 12h-3(b)(2)(ii)   |_|
                                           Rule 15d-6             |_|

        Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934 Williams Scotsman International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    October 31, 2007           By:  /s/ Gerard E. Holthaus
                                         ------------------------------------
                                         Name:   Gerard E. Holthaus
                                         Title:  President and Chief Executive
                                                 Officer